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                                                                 Exhibit (10)(p)

                  FIFTH AMENDMENT TO THE SUNDSTRAND CORPORATION
                           1989 RESTRICTED STOCK PLAN


           WHEREAS, the Sundstrand Corporation 1989 Restricted Stock Plan (the "Plan") was approved by the stockholders of the Corporation at the Corporation's April 20, 1989 annual meeting; and

         WHEREAS, the Plan has previously been amended on four occasions, twice by resolutions adopted by the Corporation's Board of Directors (August 7, 1990 and November 21, 1995) and twice by formal amendments (the Third and Fourth Amendments), the most recent of which (the Fourth Amendment) was made effective as of September 22, 1998; and

           WHEREAS, the Compensation Committee of the Board of Directors of the Corporation pursuant to the November 21, 1995, resolution amending the Plan was authorized to adopt, but has not adopted, guidelines relating to the deferral of the removal of restrictions imposed on restricted shares granted under the Plan, and at its meeting of November 19, 1996, adopted an administrative rule relating to the vesting of restricted shares as of the first day of each month, which rule, as the result of this Fifth Amendment is no longer in effect; and

         WHEREAS, it has been determined that it is appropriate to further amend the Plan to provide for the removal of restrictions on stock and restricted stock units granted under the Plan, which restrictions would otherwise be removed during specified periods, as of the beginning of the related period commonly referred to as the "window period" of the Corporation, and to provide for tax withholding with respect to shares and restricted stock units on which restrictions are removed.

         NOW, THEREFORE, the Sundstrand Corporation 1989 Restricted Stock Plan is hereby amended by this Fifth Amendment effective as of January 15, 1999, as follows:

         1. Subparagraph (d) of Section 6 of the Plan is amended by adding the following new paragraph which shall be applicable to all presently outstanding shares and outstanding restricted stock units subject to the Plan:

         "The removal of the restrictions imposed upon shares purchased by a participant hereunder or upon restricted stock units held by a participant hereunder, which would otherwise occur at any time during the three months which follows the month in which a quarterly or annual earnings press release of the Company is issued shall be removed on the third business day after the day on which such applicable quarterly or annual earnings press release is issued."

         2. The Plan is amended by adding a new Section 12 which will follow
Section 11 and provide as follows:

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         12.  Tax Withholding.

                  (a) The Company shall have the power and the right as set forth in this Section 12 to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any and all Federal, state and local taxes (including the participant's FICA obligation) required by law to be withheld with respect to any taxable event arising out of or as a result of this Plan.

                  (b) With respect to tax withholding required upon the termination of restrictions on any shares purchased by a participant hereunder or upon restricted stock units held by a participant hereunder, or upon any other taxable event hereunder, a participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold a number of shares or restricted stock units, as applicable, the Fair Market Value of which shares or the underlying shares related to restricted stock units, in itself or when added to a cash payment made by the participant to the Company, equals the minimum statutory total tax.

                  For purposes of this subparagraph (b) the term "Fair Market Value" means the average of the highest and lowest quoted selling prices for the Common Stock of the Company on the relevant date, or (if there were no sales on such date) the weighted average of the means between the highest and lowest quoted selling prices for the Common Stock of the Company on the nearest day before and the nearest day after the relevant date.

Executed at Rockford, Illinois as of the 15th day of January, 1999.


                                        SUNDSTRAND CORPORATION


                                        By: /s/ Paul Donovan
                                            -----------------------------
                                        Title:     Paul Donovan
                                                   Executive Vice President and
                                                   Chief Financial Officer